EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

FEBRUARY 13, 2006

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION ANNOUNCES RESIGNATION OF PRESIDENT AND CHIEF OPERATING OFFICER

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 13, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its President and Chief Operating Officer, Tom L. Ward, has resigned as a director, officer and employee of the company effective February 10, 2006. Mr. Ward will serve as a consultant to Chesapeake for the next six months.

“Chesapeake has been my passion for more than 20 years,” said Mr. Ward. “The company has achieved great success and is now the second largest independent producer of U.S. natural gas. I am happy that our investors have shared in our accomplishments, and as a co-founder of the company, I am proud of my leadership role at Chesapeake and know that I am leaving the company in good hands and in a very favorable competitive position. I now look forward to devoting more time and energy to my other interests, including advocacy for neglected children, and various business ventures.

Aubrey K. McClendon, Chairman and Chief Executive Officer, commented, “Tom has been my good friend and partner for 23 years. Through the various ups and downs associated with starting from a $50,000 investment and building it into a $20 billion company, we grew up together and remained partners through thick and thin. Tom is an exceptionally talented entrepreneur and that has enabled him to build very talented exploration, development and operations teams at Chesapeake. He will continue to be a great friend and we will miss him. We wish him well in his future endeavors.”

The company also announced that Steven C. Dixon has been promoted to the position of Executive Vice President of Operations and Chief Operating Officer of Chesapeake, effective February 13, 2006. Mr. Dixon, 47, has been Senior Vice President of Production since 1995 and served as Vice President of Exploration from 1991 to 1995.

“During the past 15 years, Steve Dixon has been an integral part of our operations team and has worked closely with all members of senior management. He has a thorough knowledge of Chesapeake and our industry,” added Mr. McClendon. “His appointment as Chief Operating Officer is well deserved and he will be a successful and capable leader as Chesapeake continues to grow in the years ahead.”

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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